Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

WarnerMedia Holdings, Inc. (Issuer)

Warner Bros. Discovery, Inc. (Parent Guarantor)

Discovery Communications, LLC (Subsidiary Guarantor)

Scripps Networks Interactive, Inc. (Subsidiary Guarantor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	6.412% Senior Notes due 2026	457(r)	$1,500,000,000	100%	$1,500,000,000	0.00011020	$165,300(2)

	Other	Guarantees of 6.412% Senior Notes due 2026(3)	457(n)	—	—	—	—	—(4)

	Total Offering Amounts			$1,500,000,000		$1,500,000,000		$165,300

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$165,300

(1)	Represents the aggregate principal amount of senior notes to be offered pursuant to the prospectus supplement to which this Exhibit 107 relates.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The Parent Guarantor is the direct parent of the Issuer, and the Subsidiary Guarantors are wholly-owned subsidiaries of the Parent Guarantor, and have guaranteed the senior notes being issued.
(4)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.